UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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INFOCUS CORPORATION

(Name of Registrant as Specified In Its Charter)

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INFOCUS CORPORATION

27500 S.W. Parkway Avenue

Wilsonville, Oregon 97070

June 20, 2007

Dear Shareholders:

Our Annual Meeting of Shareholders will be held on Tuesday, July 31, 2007, at 1:00 p.m., Pacific Daylight Time, at InFocus’ executive offices located at 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070. You are invited to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key members of our management and Board of Directors and to answer any questions you may have.

The formal Notice of Meeting, the Proxy Statement, the proxy card and a copy of our Annual Report to Shareholders describing our operations for the year ended December 31, 2006 are enclosed.

I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose.  Your shares will be voted at the meeting in accordance with your proxy.

If you have shares in more than one name, or if your stock is registered in more than one way, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted. I look forward to meeting you at the Annual Meeting.

Very truly yours,

INFOCUS CORPORATION

ROGER ROWE
Vice President Finance, Chief Financial Officer and
Secretary

INFOCUS CORPORATION

27500 S.W. Parkway Avenue

Wilsonville, Oregon 97070

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On July 31, 2007

To the Shareholders of InFocus Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of INFOCUS CORPORATION, an Oregon corporation, will be held at InFocus’ executive offices located at 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070 on Tuesday, July 31, 2007, at 1:00 p.m., Pacific Daylight Time. The purposes of the Annual Meeting will be:

1.               To elect the Board of Directors to serve until the next Annual Meeting of Shareholders (Proposal No. 1);

2.              To ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2007 (Proposal No. 2); and

3.              To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on June 5, 2007, as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

All shareholders are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, WHICH YOU MAY REVOKE AT ANY TIME PRIOR TO ITS USE. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the meeting in accordance with your proxy.  If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

ROGER ROWE
Vice President Finance, Chief Financial Officer and
Secretary

Wilsonville, Oregon
June 20, 2007

INFOCUS CORPORATION

27500 S.W. Parkway Avenue

Wilsonville, Oregon 97070

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On July 31, 2007

Solicitation and Revocation of Proxies

This Proxy Statement and the accompanying Annual Report to Shareholders, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of InFocus Corporation, an Oregon corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at InFocus’ executive offices located at 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070 on Tuesday, July 31, 2007, at 1:00 p.m. Pacific Daylight Time and any adjournment thereof. The cost of solicitation of proxies by mail on behalf of our Board of Directors will be borne by us.

The two persons named as proxies on the enclosed proxy card, Joseph O’Sullivan and Cheryl Rath, were designated by the Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR Proposal No. 1 to elect the nominees for directors proposed by the Board of Directors and FOR Proposal No. 2 to ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2007.

A proxy may be revoked by a shareholder prior to its exercise by written notice to the Secretary of InFocus, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting.  Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof.

These proxy materials and our 2006 Annual Report to Shareholders are being mailed on or about June 20, 2007 to record holders of our common stock on June 5, 2007. Our principal executive office is located at, and our mailing address is, 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070.

Voting at the Meeting

The shares of common stock constitute the only class of securities entitled to notice of and to vote at the meeting. In accordance with our Bylaws, the stock transfer records were compiled on June 5, 2007, the record date set by the Board of Directors, for determining the shareholders entitled to notice of, and to vote at, this meeting and any adjournment thereof. On that date, there were 40,616,530 shares of common stock outstanding and entitled to vote.

Each share of common stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. If a quorum is present at the Annual Meeting: (i) the six nominees for election as directors who receive the greatest number of votes cast for the election of directors by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote shall be elected directors.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific voting instructions, your shares may not be voted on those matters. If your shares are not voted, they will not be counted in determining the number of votes cast. Shares represented by such “broker non-votes,” however, will be counted for determining whether there is a quorum.

With respect to the election of directors, directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting and broker non-votes will have no effect thereon.  With respect to Proposal No. 2, abstentions and broker non-votes will have no effect thereon.

ELECTION OF DIRECTORS

(Proposal No. 1)

In accordance with our Bylaws, the Board of Directors shall consist of no less than three and no more than nine directors, the specific number to be determined by resolution adopted by the Board of Directors.  Effective on the date of the 2007 Annual Meeting of Shareholders, the Board of Directors has set the number of directors at six, and six directors are to be elected at the meeting.

Nominees for Director

Shares represented by proxies will be voted for the election to the Board of Directors of the persons named below unless authority to vote for a particular director or directors has been withheld in the proxy. All nominees have consented to serve as directors for the ensuing year and all of these nominees are presently serving on our board. Each of the directors qualifies as an independent director under Nasdaq Stock Market corporate governance listing standards. There are no family relationships among our executive officers and directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. In the event of the death or unavailability of any nominee, the proxy holders will have discretionary authority under the proxy to vote for a suitable substitute nominee as the Board of Directors may recommend. Proxies may not be voted for more than six nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

The Board of Directors has nominated the persons named in the following table to be elected as directors:

Name	Age	Has Been a Director Since
John D. Abouchar	46	2007
Peter D. Behrendt	68	1995
Bruce Berkoff	46	2007
Michael R. Hallman	62	1992
Robert B. Ladd	49	2007
Bernard T. Marren	71	2007

John D. (J.D.) Abouchar was named a director on April 17, 2007. Mr. Abouchar has been an independent consultant to GRT Capital Partners, LLC, focused on technology holdings, and a portfolio manager to GRT Technology L.P. hedge fund. Prior to joining GRT Capital Partners in 2006, Mr. Abouchar was a Senior Analyst for six years at Pacific Edge Investment Management, a hedge fund specializing in various electronics and technology industries based in Palo Alto, California. In addition, prior to working at Pacific Edge Investment Management, Mr. Abouchar was employed as a Senior Equity Analyst for Preferred Capital Markets, Inc. from 1998 to 2000. In this role, Mr. Abouchar actively covered InFocus as an analyst for over two years. Mr. Abouchar holds a B.S. degree in Economics from Wharton School, University of Pennsylvania.

Peter D. Behrendt has been a Venture Partner with New Enterprise Associates (NEA) since 1999. From September 2000 until 2003, Mr. Behrendt was the Chairman of the Board of Troika Networks, a storage networking company. From 1987 until 1997, Mr. Behrendt was the Chairman and Chief Executive Officer of Exabyte Corp., a publicly traded company that was the world’s largest independent manufacturer focused exclusively on tape storage products, tape libraries and recording media. In addition, prior to working at Exabyte Corp., Mr. Behrendt spent 26 years in numerous executive positions at International Business Machines, Inc. (“IBM”), including worldwide responsibility for business and product planning for IBM’s tape and disk drives and general management of IBM’s worldwide electronic typewriter business. Mr. Behrendt was an Adjunct Professor of Entrepreneurship at the University of Colorado at Boulder and holds a B.S. degree in Engineering from UCLA. Mr. Behrendt serves on the board of Western Digital Corporation and several private companies.

Bruce Berkoff was named a director on June 6, 2007. Mr. Berkoff has served as Chairman of the LCD TV Association, a global not-for-profit trade association since late 2006. From late 2005 through late 2006, Mr. Berkoff was CEO and later Chairman of Enuclia Semiconductor, a fabless semiconductor company in the HDTV video processor industry. From 1999 through late 2005, Mr. Berkoff served as Executive Vice President and Chief Marketing Officer for LG.Philips, one of the worlds leading LCD manufacturers. In addition, Mr. Berkoff serves as a member of the Board of Directors of Uni-Pixel, Inc. (OTC Bulletin Board: UNXL), a developer of flat panel color display technology based in The Woodlands, Texas, and TVIA, Inc. (NASDAQ: TVIA), a fabless semiconductor company focused on digital display processors for televisions based in Santa Clara, California. Mr. Berkoff has over 25 years of experience in the technology industry and earned a B.S. degree in physics from Princeton University and a graduate degree in biophysics from the University of California, Berkeley.

Robert B. Ladd was named a director on June 6, 2007. Mr. Ladd has served as Managing Member of Laddcap Value Associates LLC, which serves as General Partner of Laddcap Value Partners LP, since late 2002. Prior to forming his private investment partnership, Mr. Ladd was a Managing Director at the investment management firm Neuberger Berman, from 1986 through 2002, where he served as a securities analyst and portfolio manager for various high net worth clients of the firm. In addition, Mr. Ladd serves as a member of the Board of Directors of Delcath Systems, Inc. (NASDAQ: DCTH), a development stage company developing a drug delivery system for the introduction of chemotherapy agents. Mr. Ladd is a Chartered Financial Analyst and has over 20 years of experience in the investment management field and earned a B.S. degree in economics from the Wharton School, University of Pennsylvania and a M.B.A. from Northwestern University’s Kellogg School of Management.

Michael R. Hallman has served as President of The Hallman Group, a management consulting company focusing on marketing, sales, business development and strategic planning for the information systems industry, since October 1992. Mr. Hallman served as President and Chief Operating Officer of Microsoft Corporation, a developer and manufacturer of a wide range of software products for a multitude of computing devices from February 1990 until March 1992. From 1987 to 1990, he was Vice President of the Boeing Company, a major aerospace company, and President of Boeing Computer Services. From 1967 to 1987, Mr. Hallman worked for IBM in various sales and marketing executive positions, with his final position being Vice President of Field Operations. Mr. Hallman holds a B.B.A. and an M.B.A. from the University of Michigan. Mr. Hallman is a member of the Board of Directors of Intuit, Inc.

Bernard T. Marren was named director on April 17, 2007. Mr. Marren has served as the Chairman, Chief Executive Officer and President of OPTi Inc., an intellectual property licensing company based in Palo Alto, California, since 1998. Mr. Marren has served as the Chairman and Founder of Quorom Systems, Inc., a privately held fabless semiconductor company based in San Diego, California since March 2003. In addition, Mr. Marren serves as a member of the Board of Directors of Microtune, Inc. (NASDAQ: TUNE), a fabless semiconductor manufacturing company based in Plano, Texas and Uni-Pixel, Inc. (OTC Bulletin Board: UNXL), a developer of flat panel color display technology, based in The Woodlands, Texas.  Mr. Marren has over 40 years of experience in the technology industry and earned a B.S.E.E. degree from the Illinois Institute of Technology.

DIRECTOR COMPENSATION

The following table summarizes compensation paid to non-employee members of our Board of Directors related to their 2006 service:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)(1)	All Other Compen- sation ($)		Total ($)
Mr. Behrendt	70,000	—	19,412	10,000	(2)	99,412
Mr. Hallman	73,000	—	19,412	—		92,412
Mr. Jacobsen(3)	58,500	4,978	18,665	—		82,143
Mr. McDougall(3)	73,000	18,667	19,412	—		111,079

(1)        Represents the dollar amount recognized as stock based compensation expense in the financial statements for 2006 related to restricted stock and stock option awards in accordance with SFAS No. 123R.

(2)         Represents compensation paid to Mr. Behrendt in 2006 related to his service on the board of directors for our 50/50 joint venture, South Mountain Technologies (“SMT”), including attendance and participation in SMT board meetings.

(3)         Mr. Jacobsen and Mr. McDougall are not standing for reelection to the Board of Directors.

Non-employee Directors are reimbursed for their expenses in attending meetings of our Board of Directors.  In addition, non-employee Directors receive an annual retainer fee of $28,000 and a $2,500 fee for each Board meeting attended in person and a $500 fee for each telephonic Board meeting attended. Each chair of a Board committee receives an additional annual retainer as follows; a $15,000 fee for Audit committee chair, a $10,000 fee for Compensation committee chair, and a fee of $10,000 for Nominating and Corporate Governance committee chair. During 2006, all four of the non-employee board members participated in the three committees and received an annual retainer fee of $15,000 for such participation.  Each non-employee Director is granted an option to purchase 30,000 shares of our common stock upon initial election to the Board and an option to purchase 25,000 shares of our common stock for each year of additional service as a director. Committee chairs also receive an additional option to purchase 1,000 shares of our common stock. Non-employee Directors also receive restricted stock grants based on a ratio of one share for every two shares of our common stock purchased by them up to a maximum of 5,000 shares per year. We do not pay any additional remuneration to employees who also serve as Directors.

Equity incentive awards outstanding at December 31, 2006 for each non-employee Director were as follows:

Name	Unvested Stock Awards (#)	Option Awards (#)
Mr. Behrendt	—	141,881
Mr. Hallman	—	152,217
Mr. Jacobsen	5,000	100,000
Mr. McDougall	—	103,000

DIRECTOR INDEPENDENCE AND LEAD INDEPENDENT DIRECTOR

The Board of Directors has determined that each of the six nominees for Director are an “independent director” under Nasdaq Global Market Marketplace Rule 4200(a)(15). The Board of Directors has also determined that each member of the three committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by NASDAQ and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”) related to audit committee member independence.

In February 2004, the Board of Directors designated Mr. Hallman as the Lead Independent Director pursuant to the InFocus Corporate Governance Policies. The Lead Independent Director may periodically help schedule or conduct separate meetings of the independent directors and perform such other duties as may be determined by the Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held 20 meetings during the year ended December 31, 2006. During 2006, no director attended fewer than 75% of the meetings of the Board of Directors and any committees of which the director was a member. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Board of Directors does not currently have a policy with regard to attendance of board members at our Annual Meeting of Shareholders; however, we attempt to hold a regularly scheduled board meeting in conjunction with our Annual Meeting of Shareholders. The 2006 Annual Meeting was delayed due to a delay in completion of the audit of our 2005 financial statements.  Due to the delay, a board meeting was not held in conjunction with the 2006 annual meeting. Mr. McDougall, a Director not standing for reelection at the 2007 Annual Meeting, attended our 2006 Annual Meeting of Shareholders representing the independent directors.

The Audit Committee is a separately-designated standing committee established in accordance with section 3(a)(58)(A) of the Exchange Act and was composed of Messrs. McDougall (Committee Chair), Behrendt, Hallman and Jacobsen during 2006. Messrs. Jacobsen and McDougall are not standing for reelection at our 2007 Annual Meeting. The Audit Committee oversees our accounting, financial reporting and internal control processes and the independent audit of our financial statements. The Audit Committee reviews, with our independent registered public accounting firm and representatives of management, the scope and results of audits, the appropriateness of accounting principles used in financial reporting and the adequacy of financial and operating controls. The Audit Committee held 14 meetings in 2006, including meetings to review the quarterly and annual financial statements and press releases with our management and independent registered public accountants prior to release. The Audit Committee Charter is available on our corporate website at www.infocus.com.

The Compensation Committee was composed of Messrs. Behrendt (Committee Chair), Hallman, Jacobsen and McDougall during 2006. Messrs. Jacobsen and McDougall are not standing for reelection at our 2007 annual meeting. The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of our executives, produces an annual report on executive compensation for inclusion in our annual proxy statement and acts as the plan administrator of our stock incentive plans. The Compensation Committee sets the annual compensation of the Chief Executive Officer and other executive officers. The Compensation Committee also reviews and approves the evaluation process and compensation structure under which compensation is paid or awarded to our executive officers. The Compensation Committee held six meetings during 2006. The Compensation Committee Charter is available on our corporate website at www.infocus.com.

The Nominating and Corporate Governance Committee was composed of Messrs. Hallman (Committee Chair), Behrendt, Jacobsen and McDougall during 2006. Messrs. Jacobsen and McDougall are not standing for reelection at our 2007 Annual Meeting. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board and recommending nominees to the Board for election at the Annual Meeting of Shareholders. In addition, the Nominating and Corporate Governance Committee is responsible for the development and monitoring of processes to assess the effectiveness of the Board and developing a set of corporate governance guidelines. The Nominating and Corporate Governance Committee held two meetings during 2006. The Nominating and Corporate Governance Committee Charter is available on our corporate website at www.infocus.com.

NOMINATIONS TO OUR BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for recommending nominees for our Board of Directors.

As provided in our Corporate Governance Policies, the Nominating and Corporate Governance Committee will consider suggestions from shareholders concerning possible candidates for nomination to the Board of Directors. Such suggestions should be submitted to the Committee Chair of the Nominating and Corporate Governance Committee.

Nominees for election at the 2007 Annual Meeting of Shareholders are all current directors and were originally recommended to our board by various sources, including our outside directors, major shareholders, advisors and other referral sources.

Qualifications of Directors

Qualifications required of individuals for consideration as a board nominee will vary according to the particular areas of expertise being sought as a complement to our existing board composition at the time of any vacancy. However, minimum qualifications include high levels of leadership experience in business, substantial knowledge about issues faced by publicly traded companies, experience in positions demonstrating expertise and judgment, including on other corporate boards, personal and professional integrity, availability and demonstrated commitment. We seek a board that possesses the background, skills, expertise and commitment necessary to make a significant contribution to our company. The

Nominating and Corporate Governance Committee will evaluate potential nominees by reviewing qualifications, considering references, conducting interviews and reviewing such other information as committee members may deem relevant. We have not employed consultants to help us identify or screen prospective directors in the past, but may do so at the discretion of the Nominating and Corporate Governance Committee.

Director Nominations by Shareholders

Our bylaws provide that nominations for election to the Board of Directors may be made only by the Board or a Board committee, or by any shareholder of record entitled to vote in the election of Directors at the meeting. A shareholder who wishes to make a nomination must give written notice, by personal delivery or mail, to the Secretary of InFocus Corporation. In the case of an annual meeting of shareholders, the notice must generally be received at our principal executive office not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year’s annual meeting. As such, notice of a nomination related to the 2007 Annual Meeting must have been received by us no later than June 22, 2007.

To be effective, the notice must set forth all information required by Section 3.3 of our bylaws, including, without limitation, the name, age, business address and residence address of each person being nominated, the principal occupation or employment of such person, the class and number of shares of capital stock beneficially owned by the person, and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Exchange Act. In addition, certain information must be provided about the shareholder or shareholder group making a nomination, as detailed in Section 3.3 of our bylaws. Finally, a shareholder or shareholder group making a nomination must comply with all applicable requirements of the Exchange Act, including providing a nominee’s consent to being named in a proxy statement and to serve as a director if elected.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Shareholders may send correspondence to our Board of Directors or to any individual director at: InFocus Corporation, 27500 SW Parkway Avenue, Wilsonville, Oregon 97070.

Your communications should indicate that you are an InFocus Corporation shareholder. Depending on the subject matter, we will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence marked confidential will not be opened prior to forwarding to the board or any individual director.

AUDIT COMMITTEE FINANCIAL EXPERT

Our Board of Directors has determined that Duane McDougall, the Chair of the Audit Committee, is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Mr. McDougall is also independent as prescribed by NASDAQ and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence.

AUDIT COMMITTEE REPORT

The Audit Committee reviews, with our independent registered pubic accountants and representatives of management, the audited financial statements, the scope and results of audits, the appropriateness of accounting principles used in financial reporting and the adequacy of financial and operating controls. The Audit Committee held 14 meetings in 2006, including the meetings to review the quarterly and annual financial statements and press releases with our management and independent registered public accountants prior to release.

Management is responsible for InFocus’ internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with U.S. generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In discharging its responsibilities, the Audit Committee and its individual members have met with management and InFocus’ independent registered public accountants, KPMG LLP, to review the accounting functions, the audited financial statements for the year ended December 31, 2006 and the audit process. The Audit Committee discussed and reviewed with the independent registered public accountants all matters that the independent registered public accountants were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. Audit Committee members also discussed and reviewed the results of the independent registered public accountants’ audit of the financial statements, matters related to InFocus’ internal control and issues relating to auditor independence. The Audit Committee has obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the accountants any relationships that may impact their objectivity and independence.

Based on its review and discussions with management and InFocus’ independent registered public accountants, the Audit Committee recommended to the Board of Directors that the audited Financial Statements be included in InFocus’ Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the United States Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Mr. McDougall (Chair)

Mr. Behrendt

Mr. Hallman

Mr. Jacobsen

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Proposal No. 2)

The Audit Committee of the Board of Directors has appointed KPMG LLP, independent registered public accountants, as auditors for the year ending December 31, 2007. A representative of KPMG LLP is expected to be present at the Annual Meeting.  The representative will be given the opportunity to make a statement on behalf of their firm if such representative so desires, and will be available to respond to appropriate shareholder questions. KPMG LLP was the independent registered public accountant for the year ended December 31, 2006.

Fees Paid to KPMG LLP Related to 2006 and 2005

	2006	2005
Audit Fees(1)	$1,222,173	$1,285,000
Audit Related Fees(2)	14,000	14,000
Tax Fees(3)	223,378	185,000
All Other Fees(4)	—	9,000
	$1,459,551	$1,493,000

(1)               Represents the audit of the consolidated financial statements, the report on internal control over financial reporting, quarterly reviews and statutory audits of foreign subsidiaries.

(2)               Principally represents the audit of an employee benefit plan.

(3)               Principally represents various forms of tax compliance assistance, both foreign and domestic.

(4)               Principally represents miscellaneous services.

Pre-Approval Policies

All audit and non-audit services performed by KPMG, and all audit services performed by other independent registered public accountants, must be pre-approved by the Audit Committee or the Audit Committee Chair. These services include, but are not limited to, the annual financial statement audit, statutory audits of our foreign subsidiaries, audits of employee benefit plans, tax compliance assistance, tax consulting and assistance with executing our merger and acquisition strategy. KPMG may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including, but not limited to, any bookkeeping or related services, information systems consulting, internal audit outsourcing, legal services and management or human resources functions. All of the services disclosed above under “Audit Related Fees” or “Tax Fees” were approved by the Audit Committee pursuant to the pre-approval policies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR
THE YEAR ENDING DECEMBER 31, 2007.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 5, 2007, certain information furnished to us with respect to ownership of our common stock of (i) each director, (ii) the “named executive officers” (as defined under “Executive Compensation”), (iii) all persons known by us to be beneficial owners of more than 5% of our common stock, and (iv) all current executive officers and directors as a group.

	Common Stock (1)
	Number of	Percent of Shares
Shareholder	Shares (2)	Outstanding

Caxton Associates, L.L.C. (3) 731 Alexander Road, Bldg. 2 Princeton, New Jersey 08540	4,438,200	10.9%

Dimensional Fund Advisors (4) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	3,169,651	7.8%

Wells Fargo & Company (5) 420 Montgomery Street San Francisco, CA 94104	2,359,200	5.8%

Renaissance Technologies Corp.(6) 800 Third Avenue New York, NY 10022	2,183,782	5.4%

C. Kyle Ranson(7)	557,500	1.4%

Robert B. Ladd (8)	256,137	*

Michael R. Hallman	208,761	*

Peter D. Behrendt	187,638	*

Roger Rowe	140,876	*

Duane C. McDougall	118,000	*

Joseph O’Sullivan	116,613	*

Svein S. Jacobsen	100,000	*

Steve Stark	51,537	*

Scott Ballantyne	24,695	*

Candace Petersen (9)	5,850	*

Monique Herman	—	—

Bernard T. Marren	—	—

John D. Abouchar	—	—

Bruce Berkoff	—	—

All current executive officers and directors as a group (11 persons)	1,179,562	2.9%

*Less than one percent

(1)         Applicable percentage of ownership is based on 40,616,530 shares of common stock outstanding as of June 5, 2007 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after June 5, 2007 and shares of common stock subject to restricted stock that vests within 60 days after June 5, 2007 are deemed outstanding for computing the percentage ownership of the person holding such options or restricted stock, but are not deemed outstanding for computing the percentage of any other person. The beneficial owner has sole voting and investment powers with respect to such shares unless otherwise noted.

(2)         Includes shares of common stock subject to options exercisable within 60 days after June 5, 2007 as follows:

Name	Number of Options
Michael R. Hallman	148,761
Peter D. Behrendt	141,881
Roger Rowe	130,376
Duane C. McDougall	103,000
Joseph O’Sullivan	91,313
Svein S. Jacobsen	100,000
Steve Stark	48,037
All current executive officers and Directors as a group	763,368

C. Kyle Ranson	462,500

(3)          Information obtained from Schedule 13D/A dated June 7, 2007 filed by Caxton Associates, L.L.C. (“Caxton”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. One entity, Caxton International Limited, is deemed to be the beneficial owner of 4,217,089 of the 4,438,200 shares and Bruce Kovner, the founder of Caxton, is deemed to be the beneficial owner of all 4,438,200 shares. Caxton has shared voting and dispositive power with respect to all 4,438,200 shares.

(4)          Information obtained from Schedule 13G/A dated February 1, 2007 filed by Dimensional Fund Advisors, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940.

(5)          Information obtained from Schedule 13G dated February 5, 2007 filed by Wells Fargo & Company (“Wells Fargo”), a Parent Holding Company. One entity, Wells Capital Management Incorporated, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of all of the 2,359,200 shares. Wells Fargo has sole voting power with respect to 1,801,900 of the shares and sole dispositive power with respect to all 2,359,200 shares.

(6)          Information obtained from Schedule 13G dated February 12, 2007 filed by Renaissance Technologies Corp. (“RTC”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940.  Mr. James Simons, due to his position as control person of RTC, is deemed to be the beneficial owner of all 2,183,782 shares.  RTC and Mr. Simons have sole voting and dispositive power with respect to all 2,183,782 shares.

(7)          Mr. Ranson’s employment with InFocus terminated on May 15, 2007.

(8)          These shares are held by Laddcap Value Partners LP. Mr. Ladd is deemed the beneficial owner of these shares as he is the Managing Member of Laddcap Value Associates LLC, which serves as General Partner of Laddcap Value Partners LP.

(9)          Includes 300 shares held by Ms. Petersen’s spouse.

CODE OF ETHICS

We adopted the InFocus Corporation Code of Conduct, which is a code of conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer and our principal financial officer. We filed a copy of our Amended and Restated Code of Conduct as exhibit 14 to our Form 8-K filed with the Securities and Exchange Commission on August 8, 2006. You can also access our Code of Conduct on our website at www.infocus.com. We will provide, without charge, a copy of our Code of Conduct upon written request from any shareholder. Written requests should be mailed to the Secretary, InFocus Corporation, 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070.

EXECUTIVE OFFICERS

The following table identifies our executive officers as of June 5, 2007, the positions they hold and the year in which they began serving as an executive officer. Officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Company	Officer Since
Joseph O’Sullivan	50	Acting Chief Operating Officer, Vice President Global Operations and General Manager Asia Sales	2004

Roger Rowe	46	Vice President, Finance, Chief Financial Officer and Secretary	2004

Steve Stark	53	Vice President, Engineering	2005

Joseph O’Sullivan joined InFocus in September 2004 as Vice President, Global Supply Chain Management and, in mid-2006, Mr. O’Sullivan’s title became Vice President, Global Operations and General Manager Asia Sales. In May 2007, Mr. O’Sullivan’s title became Acting Chief Operating Officer, Vice President Global Operations and General Manager Asia Sales. Prior to joining InFocus, Mr. O’Sullivan was a consultant working with Banta Global Turnkey, a global outsourcing company from March 2003 to September 2004. Prior to that, Mr. O’Sullivan held various executive positions at Apple Computer, Inc. from 1988 to 2003 with his final position being Vice President of Asia Operations. Apple Computer designs, manufactures, and markets personal computers and a line of portable digital music players along with related software, services, accessories, and networking solutions.

Roger Rowe joined InFocus in April 2002 as Vice President, Finance and Corporate Controller. Effective September 13, 2005, Mr. Rowe became Vice President, Finance, Chief Financial Officer and Secretary. From October 1999 to March 2002, Mr. Rowe served as Corporate Controller and then CFO for Preview Systems, Inc., which was a provider of Internet-based infrastructure solutions that enabled networks for distribution and licensing of digital goods. From June 1998 to October 1999, Mr. Rowe held several positions at North Pacific Group, a wholesale trading and distribution company, with his most recent position being Vice President. Prior to this, Mr. Rowe spent 10 years in a variety of management capacities with Mentor Graphics Corporation, a software company. Mr. Rowe is a Certified Public Accountant, currently on inactive status, and holds a B.S. degree in Finance and Accounting from the University of Idaho.

Steve Stark joined InFocus in 1992 as a manufacturing engineer and also spent 10 years in our research and development department as a Design Engineer, Projection Display Architect and Engineering Director. In September 2005, Mr. Stark was promoted to Vice President, Engineering. Prior to joining InFocus, Mr. Stark held a variety of design and test engineering leadership positions for 17 years at Tektronix, Inc. Mr. Stark holds a B.S. degree in Electronics Engineering from the University of Portland, has completed continuing programs in Engineering and Technology Management and is the author of several patents in the InFocus technology portfolio.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included elsewhere in the proxy statement, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Mr. Behrendt (Chair)

Mr. Hallman

Mr. Jacobsen

Mr. McDougall

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Under the heading “Summary Compensation Information” below, you will find a series of tables containing specific information about the compensation earned or paid in 2006 to the individuals named in the Summary Compensation Table, whom we refer to as our named executive officers, or NEOs.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Philosophy and Policies

Our general philosophy is to structure executive officer compensation to attract, motivate and retain senior management by providing an opportunity for competitive compensation based on market rates and the Company’s performance. Our compensation philosophy is designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. We compensate our senior management through a mix of base salary and incentive pay. Incentive pay includes profit sharing, annual bonus plans, and long-term stock-based incentive opportunities. Annual bonus plans are designed to reward both company-wide performance and department specific performance by tying payouts to pre-approved operating income goals and departmental financial or measurable operational objectives. Long-term stock-based incentive opportunities include grants of options to purchase our common stock in the future and grants of restricted stock. It is also the policy of the Compensation Committee of our Board of Directors (the “Compensation Committee”) that, to the extent possible, compensation will be structured so that it meets the “performance-based” criteria as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended, and therefore is not subject to federal income tax deduction limitations. The Compensation Committee has the right to waive pre-established performance criteria in granting awards.

The Compensation Committee has been assigned the responsibility by the Board of Directors for setting compensation for our executives and acts as the plan administrator of our stock-based compensation plans. On an annual basis, the Compensation Committee reviews and evaluates the performance of the Chief Executive Officer (“CEO”) relative to the Board’s approved goals and objectives. Based on this evaluation, the Committee sets the CEO’s annual compensation including salary, bonus, and long-term stock-based compensation. The Compensation Committee also reviews and approves the evaluation process and compensation structure under which compensation is paid or awarded to our executive officers. The roles and responsibilities of the Compensation Committee are defined in its charter, which is available on our corporate website at: www.infocus.com.

Elements and Objectives of our Compensation Program

The elements of our 2006 target overall executive compensation program include: annual base pay, profit sharing, annual Executive Bonus plan, the 2006 Retention Bonus program and stock-based compensation. The objective of the compensation program is to provide a mix of stable and consistent income (annual base pay) as well as income that has substantial risk and reward opportunities tied to our financial performance (profit sharing, annual Executive Bonus plan, the 2006 Retention Bonus program and stock-based compensation). The annual base pay, profit sharing and bonus plans represent the short-term elements of our compensation program and are designed to balance the stability of base pay with short-term, at risk bonus elements. Bonus plan payments are tied to company performance, with potential for considerable increase in total compensation as well as substantial risk of forfeiture.

In contrast, the stock-based compensation plans represent long-term incentive programs, designed to retain high-quality executives and to inspire their continuing efforts to improve corporate financial results and shareholder value. Our philosophy is that key decision-makers whose actions and performance are critical to the long-term success of our company should have a meaningful portion of their total target compensation linked to the company’s success in meeting its long-term performance objectives and increasing shareholder value. The NEOs have more of their total compensation leveraged within the long-term programs than other senior management of the company. The Compensation Committee believes the NEOs have more ability to influence our performance and thus should have a higher portion of their total compensation “at risk,” with the potential not only for higher growth opportunities, but also greater risk if performance goals are not met.

The process used in establishing overall target compensation for our NEOs is similar to the process used to establish total target compensation for our entire employee base. Our main data source and tool in setting target compensation for our NEOs is participating in and reviewing the results of Radford’s Compensation Surveys conducted by Radford Associates.  In determining appropriate comparable data, we use the survey results that compare compensation data for companies with revenue between $200 million and $1.0 billion, regardless of the industry. We review companies with revenue ranges that are comparable to ours regardless of the industry because we are committed to providing compensation and benefit programs that are competitive both within our industry as well as with other relevant organizations  we compete with for qualified employees. Senior management and our human resource department utilize Radford’s Compensation Survey and collaborate to make compensation recommendations to the Compensation Committee. Management analyzes the range of salaries paid by companies nation-wide for each specific comparable executive position, and uses the 60th percentile as a guideline for assigning total compensation. The Compensation Committee chose to use the 60th percentile as the guideline for setting executive compensation because we feel a 10% premium to market average supports our goal of attracting qualified senior management and allows for future compensation growth opportunities. In addition to the Radford survey, other factors, such as previous experience, are taken into consideration when determining compensation recommendations. In addition, we have engaged the services of Watson Wyatt, a global compensation consulting firm, to assist us in designing our equity compensation plans. Recommendations and supporting data are then provided to the Compensation Committee for review and ultimate approval. Although senior management is involved with making compensation recommendations for the CEO and other executive officers, it is ultimately the responsibility of the Compensation Committee to set total target compensation.

Annual Base Salary

Our goal in establishing annual base salary levels is to provide our senior management with a level of assured cash compensation that would normally accompany their professional status and accomplishments. The annual base salary for all of our NEOs for 2006 was set in accordance with the guidelines discussed above.

Annual Bonus Plans for 2006

Executive Bonus Plan

We believe a significant portion of an executive’s compensation should be variable, or “at risk,” in order to help drive the desired annual financial results. The 2006 Executive Bonus Plan (the “Bonus Plan”) is the vehicle through which this variable pay opportunity was established in 2006. Our practice is to award cash bonuses based upon company and individual/team performance objectives. The Compensation Committee annually reviews and approves the financial goals on which the Bonus Plan is based. Additionally, each executive has individual/team performance goals for his/her own department. These goals are reviewed and approved by the CEO, and in turn the CEO’s goals are reviewed and approved by the Compensation Committee. The percentage of compensation “at risk” under this plan is higher for the more senior officers, in recognition of the fact that they have a greater role in influencing the direction and outcome of corporate objectives.

The Bonus Plan contains two separate and distinct components of short-term bonus pay. First, the Bonus Plan provides for quarterly profit sharing bonuses equal to a percentage of each officer’s quarterly salary. The percentage of the quarterly salary to be paid under the profit sharing plan to our NEOs is calculated at the same rate as for other employees in accordance with the currently approved InFocus Corporation Profit Sharing Program. Our Profit Sharing Program provides for a payout of 5% of adjusted net income before tax expense. The profit sharing percentage of 5% of adjusted net income before tax was determined by our Compensation Committee to be an appropriate share of profits to award to employees.  The percentage applied to the NEOs quarterly salary is determined by dividing the profit sharing bonus pool (5% of adjusted net income before tax) by total non-officer compensation for the quarter.

Second, the Bonus Plan provides for the payment of executive officer bonuses based on achievement of corporate adjusted operating income targets as well as individual/team results. The Compensation Committee chose adjusted operating income as the financial measure to tie the executive team’s incentive bonus to the operations of the business most in their control. The operating income goals are generally approved by the Board of Directors at the beginning of each year based on the operational and financial plan prepared by management. Infrequent or unusual adjustments such as restructuring charges, asset impairments, or one-time gains and losses are excluded from operating income in both establishing targets and measuring results. The 2006 annual operating income goal was set at a level that required significant improvement in the Company’s performance relative to 2005.

The percentage of the target bonus to be paid out is adjusted according to the percentage achievement of the applicable goals and objectives. More than 100% of the target bonus may be paid if more than 100% of the adjusted operating income target is achieved. The adjusted operating income target has to be met at the 75% level or greater for the executive officers to receive any payments under the Bonus Plan.  Provided the minimum adjusted operating income target is achieved, the target bonus attributable to individual/team results is determined based on performance against those specific goals, but is capped at 100% of the target amount. If the corporate adjusted operating income is between 75% and 100%, the target bonus payout amount is prorated.  Any payments to the CEO and the CFO under the Bonus Plan occur following the end of the fiscal year based on the audited annual financial statements. Payments to all other officers are made semi-annually, based on achieving half-year operating income targets and individual/team objectives. For the CEO and CFO, 100% of the bonus is dependent on the achievement of the annual adjusted operating income goal. The bonus opportunity for the CEO and CFO is tied 100% to the operating income goals because we believe those two positions have the most influence on the financial success of the company and, therefore, their bonuses should be based entirely on achievement of our financial goals.  For other eligible executives and employees, 80% of their bonus is dependent on achievement of the semi-annual adjusted operating income goals and 20% is dependent on achievement of the executive’s or employee’s individual/team goals. There was one exception to this formula in 2006, as Dr. Petersen’s bonus was 40% tied to the achievement of the semi-annual adjusted operating income goals and 60% tied to her individual/team goals. Dr. Petersen’s title in 2006 was Vice President and General Manager, The University Network (“TUN”). Because TUN was a new area of focus for our company in 2006, we tied her bonus more heavily to her TUN specific financial and non-financial goals.

In a meeting held on February 2, 2006, the Compensation Committee approved the Bonus Plan for 2006.  Executive officers who commenced employment as an eligible executive on or before October 1, 2006 and met other conditions were eligible to participate in the Bonus Plan. Target bonuses for 2006 under the Bonus Plan were 80% of annual salary for the CEO, 45% for the Chief Financial Officer, and 50% for Mr. Ballantyne.  All other named executive officer targeted bonuses were equal to 45% of salary. In 2006, no amounts were earned or paid under the Bonus Plan.

2006 Retention Bonus Plan

In a meeting held on October 27, 2006, the Compensation Committee approved a special Retention Bonus Plan for all employees other than the Chief Executive Officer as a result of publicly announcing earlier in that month that the Board of Directors was conducting a review of the Company’s strategic alternatives. Under the program, all employees, other than officers, were eligible for the basic retention bonus program provided they were employed as of October 31, 2006 and remained employed through April 30, 2007. The officers of the Company did not participate in the basic retention program and instead participated in a separate retention bonus plan that had both time-based and performance-based elements. The purpose of the retention bonus for the non-CEO executives was to provide both an incentive to improve Company performance during the last quarter of 2006 and the first quarter of 2007 as well as a retention tool for the executives to remain part of the management team through April 30, 2007. Payment of the retention bonus was to be made to all executives who were employed by the Company as of October 31, 2006 and who remained employed through April 30, 2007, conditioned upon our achievement of specific financial goals for the fourth quarter of 2006 and the first quarter of 2007.

The amount of the retention bonus paid to each executive was to be equal to 8% of annual pay if certain adjusted operating income goals are met for the fourth quarter of 2006. An additional 8% of annual base pay was to be paid if adjusted operating income goals for the first quarter of 2007 were met. Each quarterly period was measured separately. If goals were met in one quarter, but not the other, the officers would have received 8% of pay as a retention bonus. If the financial goals were met for both quarters, the officers would have received 16% of pay as a retention bonus. In order to achieve the first quarter 2007 goal, the Company would have had to significantly improve its performance relative to the first quarter of 2006. No bonus amounts were earned for either the fourth quarter of 2006 or the first quarter of 2007 based on our actual financial performance.

Stock Option Awards for 2006

Our Stock Incentive Plan provides for the issuance to officers and employees of incentive and non-qualified options to purchase shares of our common stock at an exercise price equal to the fair market value of the underlying shares on the date of grant. See the table captioned “Grants of Plan Based Awards” for a summary of options granted to the NEOs during 2006. In awarding stock options, the Compensation Committee looks at equity compensation practices of other similar companies and considers the position of the individual executive, benchmark data from Watson Wyatt for similar positions, the individual’s annual base pay and his/her ability and opportunity to direct improvements of the Company as a whole.

Historically, the primary form of equity compensation that we have awarded consists of stock options and to a lesser extent, restricted stock. We historically granted stock options because of the favorable accounting and tax treatment available at the time, and because of the expectation by employees in our industry that they would receive stock options. However, in the beginning of 2006, the accounting treatment for stock options changed as a result of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. As a result, in December of 2005, we engaged Watson Wyatt, a global compensation consulting firm, to review our equity incentive programs and provide recommendations to the Compensation Committee for future equity incentive practices. In consultation with Watson Wyatt, we articulated the objectives of our long-term equity incentive program and analyzed the effectiveness of our equity compensation programs in light of those objectives. We view our equity compensation programs as (i) a tool for competitive positioning, retention, and linkage of executive compensation to long-term share price movement, and (ii) a means by which to minimize compensation expense and cash impact to the Company compared to the value delivered to the executive. We determined that, despite the change in accounting treatment, stock options best meet the objectives of our long-term incentive program. We also concluded that a mix of time based vesting and performance vesting was the most effective method for creating the desired results for our long-term equity incentive program.

Each year, the Compensation Committee reviews the total stock pool available for option grants. Executive stock options are approved by the Compensation Committee at an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The effective date of all option grants to executives is the date the Compensation Committee approves such grants, unless a future date is so designated by the Compensation Committee. We do not have a practice of timing stock option grants to our executives in coordination with the release of nonpublic information. The Compensation Committee’s schedule for meetings is determined in advance in conjunction with our quarterly Board of Directors meetings. These meetings are typically scheduled after our quarterly earnings announcements. The proximity of any awards to other market events is coincidental.

The number of stock options granted is determined using market data and ranges established for each job grade. The stock option guidelines are then reviewed and approved by the Compensation Committee, including stock option grants for officers newly hired. New-hire executive stock option grants have an effective date of the date of Compensation Committee approval of the stock option for the individual executive or the hire date of the executive, whichever is later.

The 2006 stock option grants were approved by the Compensation Committee in a meeting on December 19, 2005, and the Compensation Committee determined the grant date of the options would be January 3, 2006, which was the first business day in the new calendar year. For executive officers, the program was comprised of two separate components: (i) Standard Option Grants and (ii) Performance Option Grants.

Under the Standard Option component of the 2006 program, option grants were awarded to executive officers in amounts ranging from 10,000 to 75,000 shares. Analysis of the number of options to grant each executive was based on recommendations from Watson Wyatt as well as reviewing other factors such as the current number of unvested options held by each executive officer and the exercise price of previous option grants. After reviewing market data for comparable executive officers, we based our option guidelines on market multiples of base salary, benchmarked to the 75th percentile. The options were granted at an exercise price equal to the last reported sales price of our common stock on the NASDAQ Global Market on January 3, 2006. Each of the options has a term of five (5) years and becomes exercisable as to 40% of the total shares at the end of the 12-month period of the optionee’s continuous employment following the date of grant. Thereafter options become exercisable as to an additional 2.5% of the total shares at the end of each month of continued employment.  In addition, the option agreements pursuant to which awards are granted contain an accelerated vesting provision triggered if the officer involuntarily loses his/her job, or voluntarily resigns due to a significant change in job responsibilities, within 12 months of a change-in-control.

Executive officers also received Performance Option Grants ranging from 15,000 to 75,000 shares. The performance stock options were granted with an exercise price equal to the last reported sales price of our common stock on the NASDAQ Global Market on January 3, 2006. The performance options have a term of five (5) years. Vesting of Performance Options was tied to the Company achieving pre-determined adjusted operating income targets for 2006, representing a substantial improvement relative to the Company’s 2005 results of operations. In addition, performance options contain an accelerated vesting of 80% of the performance option if there was a change-in-control prior to December 31, 2006 and the optionee is involuntarily terminated from employment within 12 months of such change-in-control. For 2006, none of the performance options were earned because the performance criteria were not met and all performance grants were cancelled. The shares underlying these options were returned to the pool and are available for option grants in future periods.

Restricted Stock Awards for 2006

Our Stock Incentive Plan provides for the granting of restricted stock to officers, employees and consultants including non-employee board members. Restricted stock grants to executive officers are another form of equity compensation that we use periodically to better align the interests of senior management with the long-term objectives of our shareholders. In a Board meeting held on December 19, 2005, the Compensation Committee approved a grant of 30,000 restricted shares of the company’s common stock to Mr. O’Sullivan and a grant of 25,000 restricted shares of the company’s common stock to Mr. Rowe. The effective date of the grants was January 3, 2006, which was the first business day in the new calendar year. The restricted stock grants vest 25% per annum on the anniversary of the grant provided the executive remains employed by the company. See the table captioned “Grants of Plan Based Awards” for a summary of restricted stock awarded to the other NEOs during 2006.

In addition to the restricted grants above, we have an Officer and Director Stock Ownership Program designed to increase the level of stock ownership in the company and to foster and promote long-term financial success of the company by attracting and retaining outstanding executive leadership. This program contains a matching provision in which we issue one share of company stock for every two shares of company stock (rounded up to the nearest whole share) that is purchased by the officer or director. The term “purchase” means any acquisition pursuant to the exercise of any stock option awarded under one or more of our stock option or incentive plans, or any open market purchase that has been pre-approved by the Compliance Officer. The purchased shares are referred to as “matched shares.” Each share of restricted stock granted under this program vests at the end of the three-year period commencing on the date the officer or director makes the qualifying purchase, provided that the participant has maintained continuous service as an elected or appointed officer or director throughout the three-year period and the participant continues to hold the matched shares.

Stock Option Change-in-Control Agreements

The stock option agreements of all executive officers provide that all options held that were granted prior to December 31, 2005 shall become immediately exercisable, without regard to any contingent vesting provision to which such option may otherwise be subject, in the event of the occurrence of a change-in-control. Vesting acceleration, if any, of options granted on or after January 1, 2006, will be determined by the Compensation Committee in granting each particular option. The stock option agreements for options granted to our executive officers in 2006 contain an accelerated vesting provision triggered if the officer involuntarily loses his/her job, or voluntarily resigns due to significant change in job responsibilities within 12 months of a change-in-control. In addition, any unvested restricted stock will become fully vested immediately prior to the consummation of a change-in-control.

Executive Severance Pay Plan

We believe that companies should provide reasonable severance benefits to employees.  With respect to NEOs, these severance benefits should reflect the fact that it may be difficult for an NEO to find comparable employment within a short period of time. Our goal is to offer severance benefits for our NEOs that are competitive with those offered at other companies in our industry and of our size. In November 2006, the Board of Directors approved a Restatement of the Executive Severance Pay Plan (the “Executive Plan”). The revisions were primarily administrative in nature and updated the Executive Plan for recent tax law changes. The revisions did not change any benefit levels to be received by any executive under the plan. The Executive Plan provides for the payment of severance benefits to persons currently serving as executives of InFocus. Under the Executive Plan, covered executives are entitled to receive severance benefits in the event their employment is terminated without cause. In addition, a covered executive is entitled to severance benefits in the event the executive terminates his/her employment for “good reason” within 18 months after a “change-in-control.” “Good reason” is defined as one of the following occurrences: (i) substantial alteration of the executive’s duties or responsibilities; (ii) material reduction of the executive’s pay or benefits; (iii) relocation of the executive’s place of employment by more than 35 miles; or (iv) failure to pay the executive’s compensation within 10 days of the date it is due.

For executives holding Vice President, Senior Vice President or Executive Vice President titles, the amount of severance payable under the Executive Plan is 12 months of salary continuation. For executives holding CEO and/or President titles, the period of salary continuation is 24 months. In addition to salary continuation, the executives receive a lump sum payment covering the cost of continuing the executive’s health insurance during the period of salary continuation, as well as outplacement services for the salary continuation period. The amount of severance pay is subject to reduction in the event any portion of the payment would be subject to the excise tax imposed pursuant to Rule 280(g) promulgated under the Internal Revenue Code.

In order to receive severance under the Executive Plan, covered executives must sign a release of any claims against the Company. In addition, severance payments may be immediately terminated in the event the executive discloses any of our confidential information or violates certain non-competition provisions. There is a six-month delay in the commencement of payment of benefits to any executive who is a “specified employee” as that term is used in Section 409A of the Internal Revenue Code.

Perquisites and Other Benefits

Annually, we review any perquisites that senior management receives. The primary perquisites for executive level positions are reimbursements of certain expenses (e.g.  tax preparation, annual physicals) and in the case of executives on assignments that are not within their home country or state we offer other certain living allowances. We believe that access to tax preparation assistance helps maximize the net financial reward to the NEO of the compensation they receive from our company. The amounts related to tax preparation and annual physicals were de minimis in 2006. In addition, to the extent we have executives who are on assignment in a country other than their home country, they are provided benefits similar to those typically allotted to an expatriate.  In the case of Mr. O’Sullivan, who is currently located in our Singapore office, he receives a monthly allowance to be used for housing, living, and transportation expenses. In 2006, Mr. O’Sullivan received allowances of $56,730 for housing and living expenses and $26,588 for transportation expenses. Mr. Ballantyne, whose permanent residence was in Seattle, Washington, also received a monthly housing allowance, which totaled $37,869 in 2006, to cover the expenses related to a corporate apartment in Portland, Oregon for time spent working out of our corporate offices. In addition, we paid $183,741 in 2006 for tax equalization related to a prior year foreign service assignment for Monique Herman.

EXECUTIVE COMPENSATION

Summary Compensation Table for the Year Ended December 31, 2006

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our (i) Principal Executive Officer (“PEO”); (ii) our Principal Financial Officer (“PFO”); (iii) our three most highly compensated executive officers, other than our PEO and PFO, who were serving as executive officers at the end of the last completed fiscal year and whose total compensation was greater than $100,000; and (iv) two additional individuals for whom disclosure would have been provided except for the fact that they were not serving as executive officer as of the end of the last completed fiscal year (herein referred to as the “named executive officers”) for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compen- sation ($)(2)	Total ($)
C. Kyle Ranson(3)	2006	525,000	81,758	124,436	8,457	739,651
Former Director, President
and CEO

Roger Rowe	2006	260,000	31,634	30,662	8,877	331,173
Vice President,
Finance, CFO and
Secretary

Joseph O’Sullivan(4)	2006	245,533	31,964	34,490	83,319	395,306
Vice President, Global
Operations and General
Manager Asia Sales

Steve Stark	2006	210,000	—	22,129	8,905	241,034
Vice President,
Engineering

Candace Petersen(5)	2006	203,942	702	14,302	8,635	227,581
Former Vice President
and General Manager,
TUN

Monique Herman(6)	2006	219,135	—	11,306	382,934	613,375
Former Vice President,
Customer Service and
Business Strategy

Scott Ballantyne(7)	2006	207,000	—	—	314,855	521,855
Former Chief Marketing
Officer

(1)          Represents the value of stock compensation expense recognized in our 2006 financial statements for restricted stock and stock options in accordance with SFAS No. 123R.  See Note 14 of Notes to Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2006 for the valuation assumptions and other information related to our stock and option awards during 2006.

(2)          All Other Compensation in 2006 included the following:

Name	Insurance Premiums	401(k) Match	Foreign Service Assignment Compen- sation	Tax Gross- Ups	Severance	Perks(8)	Total
C. Kyle Ranson	$2,457	$6,000	$—	$—	$—	$—	$8,457
Roger Rowe	2,877	6,000	—	—	—	—	8,877
Joseph O’Sullivan	—	—	83,319	—	—	—	83,819
Steve Stark	2,905	6,000	—	—	—	—	8,905
Candace Petersen	2,635	6,000	—	—	—	—	8,635
Monique Herman	2,111	6,000	147,105	36,636	191,082	—	382,934
Scott Ballantyne	1,846	—	—	—	275,140	37,869	314,855

(3)          Mr. Ranson’s employment with InFocus terminated May 15, 2007.

(4)          Effective May 15, 2007, Mr. O’Sullivan’s title became Acting Chief Operating Officer and Vice President Global Operations and General Manager Asia Sales.

(5)          Ms. Petersen’s employment with InFocus terminated on February 7, 2007.

(6)          Ms. Herman’s employment with InFocus terminated on December 31, 2006.

(7)          Mr. Ballantyne’s employment with InFocus terminated on October 31, 2006.

(8)          Mr. Ballantyne received $37,869 in housing allowances in 2006.

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2006

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Target (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value ($)
C. Kyle Ranson	1/3/06	(1)	—	—	—	75,000	3.95	134,078
	1/3/06	(2)	—	—	—	75,000	3.95	135,750
	2/2/06	(3)	210,000	420,000	840,000	—	—	—
Roger Rowe	1/3/06	(1)	—	—	—	30,000	3.95	53,631
	1/3/06	(2)	—	—	—	30,000	3.95	54,300
	1/3/06	(4)	—	—	—	25,000	—	98,750
	2/2/06	(3)	58,500	117,000	234,000	—	—	—
Joseph O’Sullivan	1/3/06	(1)	—	—	—	30,000	3.95	53,631
	1/3/06	(2)	—	—	—	30,000	3.95	54,300
	1/3/06	(4)	—	—	—	30,000	—	118,500
	2/2/06	(3)	55,843	111,686	201,034	—	—	—
Steve Stark	1/3/06	(1)	—	—	—	20,000	3.95	35,754
	1/3/06	(2)	—	—	—	15,000	3.95	27,150
	2/2/06	(3)	47,250	94,500	170,100	—	—	—
Candace Petersen	1/3/06	(1)	—	—	—	20,000	3.95	35,754
	1/3/06	(2)	—	—	—	15,000	3.95	27,150
	2/2/06	(3)	47,250	94,500	132,300	—	—	—
Monique Herman	1/3/06	(1)	—	—	—	20,000	3.95	35,754
	1/3/06	(2)	—	—	—	15,000	3.95	27,150
	2/2/06	(3)	48,375	96,750	174,150	—	—
Scott Ballantyne	1/3/06	(1)	—	—	—	35,000	3.95	62,570
	1/3/06	(2)	—	—	—	30,000	3.95	54,300
	2/2/06	(3),(5)	32,500	65,000	65,000	—	—	—

(1)          This equity incentive award vests as to 40% of the shares covered on the first anniversary of the grant date and as to an additional 2.5% of the total shares at the end of each month thereafter with full vesting occurring on the third anniversary of the grant date. This equity incentive award expires 5 years after the grant date.

(2)          This equity incentive award was performance-based. The performance period was January 1, 2006 through December 31, 2006. At the end of the performance period, if the performance targets were met, the options would have begun to vest and would have continued to vest into the first quarter of 2009. However, in January 2007 it was determined that the performance targets were not achieved and, therefore, this award was terminated in the first quarter of 2007.

(3)          The performance targets pursuant to the 2006 Executive Bonus Plan were not met at the threshold level and, accordingly, no amounts were earned under the 2006 Executive Bonus Plan. Refer to the Compensation Discussion and Analysis included elsewhere in this proxy statement for further details on performance conditions required.

(4)          Represents a restricted stock award that vests over a four-year period from the date of grant, with 25% vesting on the fist anniversary of the grant date and an additional 25% vesting on each of the second, third and fourth anniversaries of the grant date.

(5)          Represents prorated bonus amounts that would have been earned by Mr. Ballantyne given his termination of employment on October 31, 2006.

Outstanding Equity Awards at Fiscal Year-End as of December 31, 2006

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
C. Kyle Ranson	75,001	24,999	(1)	—		4.54	05/05/13	—		—
	125,000	—		—		9.06	12/22/08	—		—
	11,600	—		—		8.62	09/01/09	—		—
	—	75,000	(2)	—		3.95	01/03/11	—		—
	—	—		75,000	(3)	3.95	01/03/11	—		—
	100,000	—		—		6.53	02/17/10	—		—
	88,400	—		—		8.62	09/01/09	—		—
	—	—		—		—	—	12,500	(5)	33,375
	—	—		—		—	—	5,000	(6)	13,350
Roger Rowe	20,000	—		—		5.44	05/23/08	—		—
	30,000	—		—		12.88	04/19/12	—		—
	15,000	—		—		8.71	12/20/09	—		—
	30,000	—		—		6.53	02/17/10	—		—
	4,688	10,312	(4)	—		3.50	09/13/10	—		—
	11,250	—		—		11.74	07/18/12	—		—
	—	30,000	(2)	—		3.95	01/03/11	—		—
	—	—		30,000	(3)	3.95	01/03/11	—		—
	—	—		—		—	—	2,167	(6)	5,786
	—	—		—		—	—	25,000	(7)	66,750
Joseph O’Sullivan	30,000	—		—		6.90	10/27/09	—		—
	30,000	—		—		6.53	02/17/10	—		—
	9,896	15,104	(4)	—		3.50	05/03/10	—		—
	—	30,000	(2)	—		3.95	01/03/11	—		—
	—	—		30,000	(3)	3.95	01/03/11	—		—
	—	—		—		—	—	5,000	(6)	13,350
	—	—		—		—	—	30,000	(7)	80,100
Steve Stark	2,000	—		—		6.31	07/16/08	—		—
	2,625	—		—		4.31	10/14/08	—		—
	187	—		—		8.44	03/26/09	—		—
	900	—		—		19.56	07/16/09	—		—
	—	20,000	(2)	—		3.95	01/03/11	—		—
	—	—		15,000	(3)	3.95	01/03/11	—		—
	4,688	10,312	(4)	—		3.50	09/13/10	—		—
	2,000	—		—		5.44	05/23/08	—		—
	1,250	—		—		17.28	02/25/12	—		—
	500	—		—		21.06	02/24/11	—		—
	3,000	—		—		21.81	01/24/11	—		—
	1,200	—		—		42.00	10/18/10	—		—
	1,500	—		—		16.12	07/18/11	—		—
	2,000	—		—		18.51	01/24/12	—		—
	2,000	—		—		12.88	04/19/12	—		—
	3,000	—		—		5.44	05/23/08	—		—
	2,000	—		—		8.28	07/27/09	—		—
	4,500	—		—		6.48	12/07/09	—		—
	1,000	—		—		28.00	02/25/10	—		—
Candace Petersen	30,000	—		—		37.75	11/13/10	—		—
	10,000	—		—		21.81	01/24/11	—		—
	10,000	—		—		16.12	07/18/12	—		—
	20,000	—		—		18.51	01/24/12	—		—
	25,000	—		—		11.74	07/18/12	—		—
	25,000	—		—		5.44	05/23/08	—		—
	25,000	—		—		8.71	12/20/09	—		—
	30,000	—		—		6.53	02/17/10	—		—
	—	20,000	(2)	—		3.95	01/03/11	—		—
	—	—		15,000	(3)	3.95	01/03/11	—		—
	—	—		—		—	—	1,500		4,005

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($/Sh)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Monique Herman	7,000	—		—		21.75	02/13/11	(8)	—	—
	2,000	—		—		19.71	04/18/11	(8)	—	—
	5,000	—		—		16.12	07/18/11	(8)	—	—
	2,500	—		—		18.51	01/24/12	(8)	—	—
	2,000	—		—		17.28	02/25/12	(8)	—	—
	10,250	—		—		13.18	05/01/12	(8)	—	—
	18,750	—		—		11.74	07/18/12	(8)	—	—
	20,000	—		—		5.44	05/23/08	(8)	—	—
	3,000	—		—		8.71	12/20/09	(8)	—	—
	5,000	—		—		4.00	12/08/10	(8)	—	—
	—	20,000	(2)	—		3.95	01/03/11		—	—
	—	—		15,000	(3)	3.95	01/03/11		—	—
Scott Ballantyne	50,000	—		—		6.40	02/28/10	(9)	—	—

(1)          This option became fully vested on May 5, 2007.

(2)          This option vests as to 40% of the total shares covered on January 3, 2007 and then as to 2.5% of the total shares covered at the end of each following month, with full vesting occurring on January 3, 2009.

(3)          This option was performance based with the performance period being January 1, 2006 through December 31, 2006. In January 2007, it was determined that the performance criteria were not met and, therefore, this option was canceled in the first quarter of 2007.

(4)          This option vests as to 2.08% of the total shares covered by this grant per month with full vesting occurring on September 13, 2009.

(5)          Vests on May 5, 2007.

(6)          Vests on June 24, 2008.

(7)          Vests as to 25% of the total on each of February 3, 2007, 2008, 2009 and 2010.

(8)          If not exercised, this option will expire on March 31, 2007, 90 days after Ms. Herman’s December 31, 2006 termination date.

(9)          This option expired unexercised on January 8, 2007, 90 days after Mr. Ballantyne’s October 31, 2006 termination date.

Option Exercises and Stock Vested for the Year Ended December 31, 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
C. Kyle Ranson	—	—	17,500	75,175
Roger Rowe	—	—	1,000	2,640
Joseph O’Sullivan	—	—	—	—
Steve Stark	—	—	—	—
Candace Petersen	—	—	—	—
Monique Herman	—	—	—	—
Scott Ballantyne	—	—	15,000	60,900

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL

The Executive Plan governs payments to executives in the event of termination without cause or in connection with a change-in-control. Under the Executive Plan, executives holding the title of Vice President, Senior Vice President or Executive Vice President receive the amount of severance equivalent to 12 months of salary continuation and executives holding the title of Chief Executive Officer and/or President receive an amount of severance equivalent to 24 months of salary continuation. In addition to salary continuation, the executives receive a lump sum payment covering the cost of continuing the executive’s health insurance during the period of salary continuation as well as outplacement services. In addition, any amounts due to employees, including executives, under the 2006 Retention Bonus Plan also accelerate upon a change-in-control

The stock option agreements of all executive officers provide that all options held that were granted before December 31, 2005 shall become immediately exercisable, without regard to any contingent vesting provision to which such option may otherwise be subject, in the event of a change-in-control. Vesting acceleration, if any, of options granted on or after January 1, 2006, is determined by the Compensation Committee in granting each particular option. The stock option agreements for options granted to our executive officers in 2006 contain an accelerated vesting provision triggered if the officer involuntarily loses his/her job, or voluntarily resigns due to significant change in job responsibilities within 12 months of a change-in-control. In addition, any unvested restricted stock will become fully vested immediately prior to the consummation of a change-in-control.

The following table provides quantitative disclosure of payouts to NEOs assuming a change-in-control and associated triggering events occurred on December 31, 2006 and the price per share of our common stock is the closing market price on that date.

Name	Severance Payments	Severance Related Benefits	Market Value of Stock Awards	Non-Equity Incentive Plan Awards	Total
C. Kyle Ranson	$1,050,000	$34,384	$46,725	$—	$1,131,109
Roger Rowe	260,000	26,961	72,536	41,600	401,097
Joseph O’Sullivan	278,765	26,961	93,450	46,036	445,212
Steve Stark	210,000	26,961	—	33,600	270,561
Candace Petersen	210,000	23,183	4,005	33,600	270,788
Monique Herman	215,000	26,915	—	—	241,915

At December 31, 2006, all stock option exercise prices for NEOs were above the closing market price on December 31, 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, the Compensation Committee of the Board of Directors was composed of Messrs. Behrendt (Committee Chair), Hallman, Jacobsen and McDougall. All members of the Compensation Committee are non-employee, outside directors. Although Mr. Ranson, our Former President and Chief Executive Officer, served on our Board of Directors in 2006 while also an employee and participated in compensation discussions, he did not participate in any deliberations or decisions regarding his own compensation. None of our executive officers served as a director or a member of a Compensation Committee of any other company for which any of our Directors serves as an executive officer.

TRANSACTIONS WITH RELATED PERSONS

It is our policy, as set forth in our Code of Conduct and our Audit Committee Charter, that Officers and Directors disclose and obtain advance approval from the Audit Committee for any situation involving a transaction with the Company where an Officer or Director could potentially have a personal interest, including any transaction that would require disclosure under Item 404 of Regulation S-K. Directors must also excuse themselves from participation in any decision in which a personal interest may be involved. There were no such transactions disclosed to or reviewed by the Audit Committee during 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers and persons who own more than ten percent of the outstanding shares of our common stock (“ten percent shareholders”) to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock and other equity securities. To our knowledge, based solely on review of the copies of such reports furnished to us or otherwise in our files and on written representations from our directors, executive officers and ten percent shareholders that no other reports were required, during the fiscal year ended December 31, 2006, our officers, directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS

Proposals by shareholders intended to be included in our Proxy Statement for our Annual Meeting must be received by us at our principal executive office no later than 120 days prior to the anniversary of the mailing of the prior years’ proxy materials. Further, to be considered timely, proposals by shareholders intended to be presented at our Annual Meeting must generally be received by us at our principal executive office no later than 60 calendar days and no earlier than 90 calendar days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, proposals by shareholders intended to be included in our Proxy Statement for our 2008 Annual Meeting must be received by us no later than February 21, 2008 and proposals by shareholders intended to be presented at our 2008 Annual Meeting must be received by us no later than June 1, 2008 and no earlier than May 2, 2008, provided, however, that we may change these dates in the event we change the date of our 2008 Annual Meeting to a date more than 30 days from the date of our 2007 Annual Meeting.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters that may come before this meeting. It is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment if any other matters do properly come before the meeting. Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Please act promptly to insure that you will be represented at this important meeting.

We will provide, without charge, on the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting of Shareholders, a copy of our Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission for our fiscal year ended December 31, 2006. Written requests should be mailed to the Secretary, InFocus Corporation, 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070.

By Order of the Board of Directors:

ROGER ROWE
Vice President Finance, Chief Financial Officer and Secretary

Dated:  June 20, 2007

INFOCUS CORPORATION

Proxy for Annual Meeting of Shareholders to be Held on July 31, 2007

The undersigned hereby names, constitutes and appoints Joseph O’Sullivan and Cheryl Rath, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of InFocus Corporation (the “Company”) to be held at 1:00 p.m. on Tuesday, July 31, 2007, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on June 5, 2007, with all the powers that the undersigned would possess if he were personally present.

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE COMPANY.  IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMS BELOW, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

1. PROPOSAL 1 - Election of Directors	☐	FOR all nominees listed below
	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

John D. Abouchar	Peter D. Behrendt	Bruce Berkoff

Michael R. Hallmann	Robert B. Ladd	Bernard T. Marren

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF

THE NOMINEES NAMED ABOVE.

2.             PROPOSAL 2 - To ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2007.

FOR PROPOSAL 2 ☐	AGAINST PROPOSAL 2 ☐	ABSTAIN ON PROPOSAL 2 ☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 2

3.             Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company.  Management is not presently aware of any such matters to be presented for action at the meeting.

Signature(s)                                                                                                               Dated__________________, 2007

NOTE:            Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

I do (   ) do not (   ) plan to attend the meeting.  (Please check)

The shareholder signed above reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company’s Secretary at the Company’s corporate offices at 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070, prior to the Annual Meeting. The power of the Proxy holders shall also be suspended if the shareholder signed above appears at the Annual Meeting and elects in writing to vote in person.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/infs		Telephone 1-866-540-5760		Mail
	O		O
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	R	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	R	Mark, sign and date your proxy card and return it in the enclosed postage paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at:  http://www.infocus.com

You can now access your InFocus Corporation account online.

Access your InFocus Corporation shareholder account online via Investor ServiceDirectSM (ISD)

Mellon Investor Services LLC, Transfer Agent for InFocus Corporation, now makes it easy and convenient to get current information on your shareholder account.

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